EXHIBIT 99.1

Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL FIRST QUARTER 2007 RESULTS

-      Revenue grows 34%

-      Company meets high-end of its revenue and earnings guidance

-      Ships record 39 million units, 3.7 million based on perpendicular recording

-      Board raises quarterly dividend to $0.10 per share

SCOTTS VALLEY, CA – October 24, 2006 – Seagate Technology (NYSE: STX) today reported revenue of $2.8 billion, GAAP net income of $59 million, and diluted earnings per share of $0.10 for the quarter ended September 29, 2006. Included in the $2.8 billion of revenue is approximately $344 million from legacy Maxtor designed products. Net income and diluted earnings per share includes approximately $82 million of charges directly associated with the Maxtor acquisition. Excluding acquisition related charges and a favorable adjustment to a pre-existing restructuring reserve of $4 million, non-GAAP net income and diluted earnings per share were $137 million and $0.23.

In the year-ago quarter, Seagate reported revenue of $2.09 billion, GAAP net income of $272 million and diluted earnings per share of $0.54.

“Seagate delivered another strong performance in the September quarter, reflecting our leadership position in a marketplace characterized by continued healthy growth in demand for storage,” said Bill Watkins, Seagate chief executive officer. “I’m pleased that we achieved the results we outlined for the quarter. Our integration of Maxtor continues ahead of schedule, allowing us to complete the customer transition to more cost-effective Seagate products during the December quarter.

“During the quarter, we continued to see an aggressive pricing environment in the notebook and desktop markets, resulting from what we believe are competitors who seem intent on trying to

Seagate Technology Reports Fiscal First Quarter 2007 Results

capture market share without regard to profitability. I’m pleased, particularly in the face of this environment, with the revenue retention we have achieved, and we are confident in our ability to continue to reduce cost and improve profitability throughout the year. As the leading manufacturer in the disc drive industry, we are operating from a position of strength, from both a cost and product leadership perspective. Moving forward, while we remain committed to pricing discipline, we intend to maintain our current share position, and will manage our pricing strategy accordingly.”

Additional information relating to the financial results for the first fiscal quarter of 2007 can be found online at http://www.seagate.com/newsinfo/invest .

Pricing

The average selling price, on a blended basis, decreased approximately $4.00 from the June quarter. In aggregate, price decreases on a “like for like” product basis during the September quarter were in excess of 6%, which was in line with the company’s expectations at the beginning of the quarter.

Business Outlook

For fiscal year 2007, excluding acquisition related costs but including Maxtor’s operating results, Seagate now expects $11.4-11.8 billion in revenue and $1.70-1.80 for Non-GAAP diluted earnings per share. Including approximately $210 million of expected acquisition related costs and $18 million of fees associated with the early redemption of the 8% notes, GAAP diluted earnings per share would be $1.35-$1.45. The company’s adjusted revenue and earnings outlook for fiscal 2007 reflects a pricing environment in the desktop and notebook markets that became more aggressive at the end of the September quarter, thus impacting pricing for subsequent quarters. In the second half of its fiscal year, Seagate will benefit from new products, new market opportunities and the completion of the Maxtor integration.

For the December quarter, Seagate expects to report revenue of $2.8-3.0 billion, and diluted earnings per share of $0.30-0.34, excluding acquisition related costs but including Maxtor’s operating results. Included in the company’s outlook for the December quarter is an unfavorable impact to gross margin and earnings of approximately $30 million of unplanned costs associated with legacy Maxtor drives. GAAP diluted earnings per share for the December quarter, including

Seagate Technology Reports Fiscal First Quarter 2007 Results

approximately $60 million of expected acquisition related costs and $18 million of fees associated with the early redemption of the 8% notes, would be $0.17-0.21.

Dividend and Stock Repurchase

The board of directors has approved an increase in the quarterly dividend from $0.08 to $0.10 per share. The company has declared the quarterly dividend to be paid on or before November 17, 2006 to all common shareholders of record as of November 3, 2006.

During the quarter ended September 29, 2006, the company repurchased 6.7 million common shares worth approximately $150 million. The company has approximately $2.35 billion available under the current authorized stock repurchase program.

Conference Call

Seagate will hold a conference call to review the fiscal first quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at seagate.com or by phone as follows:

USA & Canada: (877) 223-6202

International: (706) 679-3742

Replay

A replay will be available beginning October 24 at 5 p.m. Pacific Time through October 31 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by phone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 8247413

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

A podcast featuring Bill Watkins discussing Seagate’s performance during the quarter and the outlook going forward can be heard and downloaded from http://www.podtech.net/seagate beginning at 2:00 p.m. Pacific Time.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it

Seagate Technology Reports Fiscal First Quarter 2007 Results

participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future financial performance, including expected revenue and earnings, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the acquisition of Maxtor on the company’s financial results, including without limitation due to charges associated with restructuring, purchase accounting and other related transaction costs, and due to shifting of customer demand to the company’s competitors or aggressive competitive pricing specially targeted to encourage such shifting; the impact of the variable demand and the aggressive pricing environment for disc drives, particularly in the near term as that may be impacted by delays in new operating system software and new gaming platform hardware systems; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current and new disc drive products; the impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products, particularly now that there are no material limitations on disc drive component supply for our competitors; and the possibility that the combination of Seagate and Maxtor will not provide the anticipated benefits to the combined company on the projected timeline, if at all. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on September 11, 2006. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal First Quarter 2007 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 29, 2006	September 30, 2005
Revenue	$2,793	$2,088

Cost of revenue	2,351	1,553
Product development	243	180
Marketing and administrative	140	86
Amortization of intangibles	11	—
Restructuring, net	(4)	4

Total operating expenses	2,741	1,823

Income from operations	52	265

Interest income	19	15
Interest expense	(20)	(13)
Other, net	3	5

Other income (expense), net	2	7

Income before income taxes	54	272
Provision for (benefit from) income taxes	(5)	—

Net income	$59	$272

Net income per share:
Basic	$0.10	$0.57
Diluted	0.10	0.54
Number of shares used in per share calculations:
Basic	576	479
Diluted	602	506

Seagate Technology Reports Fiscal First Quarter 2007 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF GAAP TO NON-GAAP INFORMATION

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 29, 2006
	GAAP	Non-GAAP Adjustments	Notes	Non-GAAP
Revenue	$2,793	$—		$2,793

Cost of revenue	2,351	(42)	A,B,C	2,309
Product development	243	(22)	B,C	221
Marketing and administrative	140	(14)	B,C	126
Amortization of intangibles	11	(10)	A	1
Restructuring, net	(4)	4	D	—

Total operating expenses	2,741	(84)		2,657

Income from operations	52	84		136
Interest income	19	—		19
Interest expense	(20)	2	E	(18)
Other, net	3	—		3

Other income (expense), net	2	2		4

Income before income taxes	54	86		140
Provision for (benefit from) income taxes	(5)	8	F	3

Net income	$59	$78		$137

Net income per share:
Basic	$0.10			$0.24
Diluted	0.10			0.23
Number of shares used in per share calculations:
Basic	576			576
Diluted	602			602

The non-GAAP financial measures provided herein exclude the impact of the following:

-	amortization of intangibles acquired in the Maxtor acquisition;

-	amortization of unearned stock-based compensation related to the Maxtor acquisition;

-	integration and retention costs related to the Maxtor acquisition;

-	the reversal of restructuring reserves;

-	interest expense related to purchase accounting treatment for fair market value lease amortization and the related tax effects of these items.

We believe these non-GAAP measures are useful to investors because they provide an alternative method for measuring the operating performance of the Company’s business and for enhancing comparability to prior periods, excluding the impact of the factors identified above. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Seagate Technology Reports Fiscal First Quarter 2007 Results

Footnotes

A	To exclude amortization of intangibles acquired in the Maxtor acquisition ($24 million in Cost of revenue and $10 million in Amortization of intangibles)
B	To exclude unearned stock-based compensation expense related to the acquisition of Maxtor ($2 million in Cost of revenue; $8 million in Product development and $4 million in Marketing and administrative)
C	To exclude integration and retention costs related to the Maxtor acquisition ($16 million in Cost of revenue; $14 million in Product development and $10 million in Marketing and administrative)
D	To exclude the reversal of restructuring reserves
E	To exclude interest expense related to purchase accounting treatment for fair market value lease amortization
F	To exclude the tax effects of footnotes B and C

Seagate Technology Reports Fiscal First Quarter 2007 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 29, 2006	June 30, 2006 (a)
ASSETS
Cash and cash equivalents	$1,856	$910
Short-term investments	797	823
Accounts receivable, net	1,371	1,445
Inventories	939	891
Other current assets	315	264

Total Current Assets	5,278	4,333

Property, equipment and leasehold improvements, net	2,179	2,106
Goodwill	2,488	2,475
Other intangible assets	272	307
Other non-current assets	343	323

Total Assets	$10,560	$9,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,448	$1,692
Accrued employee compensation	237	385
Accrued restructuring	111	210
Accrued expenses, other	710	648
Accrued income taxes	67	72
Current portion of long-term debt	731	330

Total Current Liabilities	3,304	3,337

Accrued restructuring	23	23
Other non-current liabilities	332	332
Long-term debt, less current portion	1,737	640

Total Liabilities	5,396	4,332

Shareholders’ Equity	5,164	5,212

Total Liabilities and Shareholders’ Equity	$10,560	$9,544

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 30, 2006.

Seagate Technology Reports Fiscal First Quarter 2007 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	September 29, 2006	September 30, 2005
OPERATING ACTIVITIES
Net income	$59	$272

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	199	137
Stock-based compensation	38	16
Tax benefit from exercise of stock options	—	(5)
Other non-cash operating activities, net	(4)	(2)
Changes in operating assets and liabilities:
Current assets and liabilities	(505)	(207)
Other assets and liabilities	32	(5)

Net cash provided by (used in) operating activities	(181)	206

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(227)	(169)
Purchases of short-term investments	(305)	(1,159)
Maturities and sales of short-term investments	335	1,284
Acquisitions, net of cash acquired	—	(15)
Other investing activities, net	(6)	(57)

Net cash used in investing activities	(203)	(116)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,477	—
Proceeds from exercise of employee stock options and employee stock purchase plan	49	28
Dividends to shareholders	(46)	(38)
Tax benefit from exercise of stock options	—	5
Repurchases of common shares	(150)	—

Net cash provided by (used) in financing activities	1,330	(5)

Increase in cash and cash equivalents	946	85
Cash and cash equivalents at the beginning of the period	910	746

Cash and cash equivalents at the end of the period	$1,856	$831